SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (“Agreement”) is made and entered into as of February 4, 2025 by and among CB Financial Services, Inc. (the “Company”), Community Bank (the “Bank,” and together with the Company, “CB”), and Jamie L. Prah (“Executive”).
WHEREAS, Executive is currently employed by CB as Executive Vice President and Chief Financial Officer of the Company and the Bank and is a party to that certain Employment Agreement with the Bank dated as of May 22, 2019 (the “Employment Agreement”); and
WHEREAS, through discussions with CB, Executive is agreeable to voluntarily resign from service as an officer of CB and all of its affiliates, under the following terms, effective as of the Resignation Date (as defined below).
NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration described herein, the parties agree as follows:
1.    Resignation
(a)    Resignation Date. Effective as of the end of the day on February 14, 2025 (the “Resignation Date”), Executive’s employment as Executive Vice President and Chief Financial Officer of the Company and the Bank, and from all other positions, including as an officer, director or committee member, with any subsidiary or affiliate of either the Company or the Bank is hereby terminated as a result of Executive’s voluntary resignation. Executive hereby relinquishes, as of the Resignation Date, any power of attorney, signing authority, trust authorization or bank account signatory authorization that Executive may hold on behalf of CB or its affiliates.
(b)    Cessation of Compensation, Benefits and Perquisites. Except as expressly provided in this Agreement, Executive (or Executive’s beneficiary) shall not receive and/or accrue any further compensation or benefits of any kind beyond the Resignation Date, including but not limited to any wages, bonuses, profit sharing contributions, equity award grants, use of company phone, any compensation for vacation, holiday, sick or personal days.
2.    Employment Agreement. At the Resignation Date, the Employment Agreement shall terminate and be superseded by this Agreement in all respects with exception of covenants of Executive contained in Section 6(a)(i) and Section 6(a)(iii), as well as Sections 6(b)-(d) of the Employment Agreement, which shall survive the Resignation Date and the termination of Executive’s employment with CB. For the avoidance of doubt, the non-competition obligations contained in Section 6(a)(ii) of the Employment Agreement shall not survive Executive’s termination of employment. Executive agrees and acknowledges that because of his resignation, Executive shall not be entitled, and hereby waives any claim, to any payment or benefit under the Employment Agreement.
3.    Payments Upon Resignation.
(a)    Accrued Obligations. The Bank shall pay or provide Executive any Accrued Obligations, determined as of the Resignation Date. “Accrued Obligations” means: (1) any accrued and unpaid base salary of Executive earned through the Resignation Date; and (2) any

Separation and Release Agreement

accrued but unpaid expense reimbursement to which Executive is entitled under the Bank's standard expense reimbursement policy (as applicable). The payment of any Accrued Obligations shall be made on the Bank's first normal payroll date following the Resignation Date.
(b)    Separation Pay. Upon expiration of the Revocation Period (as defined below) and provided Executive has met and continues to meet all of Executive’s obligations, agreements and undertakings set forth in this Agreement, CB shall provide Executive a gross cash payment equal to Five Hundred Fifty-One Thousand, Nine Hundred Thirteen Dollars and Seventy-Five Cents ($551,913.75), less legally required tax withholdings (the “Separation Pay”). The Separation Pay will be paid in two separate installments. The first installment of the Separation Pay of Two Hundred Seventy-Eight Thousand, Three Hundred Fifty-Six Dollars and Fifty Cents will be paid by the Bank on its regularly scheduled normal payroll date immediately after the expiration of the Revocation Period. The Second installment of the Separation Pay of Two Hundred Seventy-Three Thousand, Five Hundred Fifty-Seven Dollars and Twenty-Five Cents will be paid by the Bank on its regularly scheduled normal payroll date in 2026. The Company, the Bank and Executive acknowledge that the time and form of distribution of the Severance Pay complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). However, if the Severance Pay is deemed to be subject to any excise tax or other penalty imposed under Section 409A of the Code (“409A Penalties”), Executive shall be solely responsible for payment of the 409A Penalties and shall forever release the Company, the Bank and their affiliates, successors or assigns from any claim that Executive, Executive’s heirs, successors and assigns may have related to the recovery or reimbursement of all, or any portion of, the 409A Penalties incurred by Executive or Executive’s heirs, successors or assigns.
(c)    COBRA Payments. Executive and Executive’s currently covered dependents shall have the right to elect to continue to participate in the Bank’s group health insurance plan in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If such election is made, the Bank will pay to Executive eighteen (18) consecutive monthly cash payments (commencing with the Bank’s first normal payroll date following the expiration of the Revocation Period, and continuing through the eighteenth month following the Resignation Date) each equal to the monthly COBRA premium in effect as of the Resignation Date for the level of coverage in effect for Executive under the Bank’s group health plan (the “COBRA Payments”).
(d)    Equity Grants. The Company will take action to allow Executive to fully vest in the 2,260 of outstanding restricted stock shares held by Executive as of the Resignation Date. The vesting of shares of restricted stock will be subject to any required tax withholdings.
(e)    2024 Bonus. If not paid prior to the expiration of the Revocation Period, the Bank will pay Executive a bonus for the 2024 fiscal year of Thirty-Four Thousand, Three Hundred Sixty-Five Dollars and Fifty-One Cents ($34,365.51), less any required tax withholdings and less any elective deferral made by Executive under the Bank’s 401(k) plan. Any matching contributions made to the Bank’s 401(k) plan will be made in accordance with the terms of the plan document.

Separation and Release Agreement

(f)    Life Insurance. The Bank agrees to maintain life insurance coverage for the benefit of Executive in the amount of $400,000 until May 1, 2027. Executive will be responsible for any tax due with respect to the continued life insurance coverage.
(g)    Other Payments. The Bank will also provide Executive with a cash payment of Sixty Thousand Five Hundred Dollars ($6,500) intended to assist him with obtaining legal and placement services. This payment will be made at the same time and under the same circumstances and conditions as the first installments of the Separation Pay.
(h)    Rights Under Other CB Benefit Plans. CB hereby acknowledges the rights Executive may have as a participant in the: (1) Community Bank 401(k) Profit Sharing Plan; and (2) the CB Financial Services, Inc. 2015 Equity Incentive Plan and CB Financial Services, Inc. 2024 Equity Incentive Plan, including any underlying award agreements (the “Equity Plans” and collectively, the “CB Benefit Plans”). CB and its successors shall honor the terms of the CB Benefit Plans as they are written. Executive’s date of separation from service for purposes of the CB Plans shall be the Resignation Date. With respect to the Equity Plans, Exhibit A hereto sets forth (1) the outstanding vested stock options that are exercisable by Executive following the Resignation Date in accordance with the Equity Plans and (2) the outstanding unvested stock options that will be forfeited as a result of Executive’s separation from service.
4.    Covenants of Executive.
In accordance with Section 2 of this Agreement, Executive hereby covenants and agrees that he will adhere to the covenants in Section 6 of the Employment Agreement following the Resignation Date and his termination of employment with CB.
5.    Release and Waiver.
(a)    In consideration of the benefits payable under Section 3 and Executive’s covenants under Section 4 of this Agreement, Executive, Executive’s heirs, executors, administrators, successors and assigns, hereby fully, finally and forever release and discharge CB, all parent, subsidiary, related and affiliated companies of CB, as well as its and their successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as the “Parties”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the Resignation Date. Specifically included in this waiver and release are, among other things, claims of alleged employment discrimination, either as a result of the separation of Executive’s employment or otherwise, under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, and any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims for alleged wrongful discharge, negligent or intentional infliction of emotional distress, breach of contract, fraud, defamation, or any other unlawful behavior, the existence of which is specifically denied by the Parties. The foregoing list is intended to be illustrative rather than inclusive. Except as set forth in Sections 5(b) and 12 of this Agreement, Executive waives Executive’s rights and claims to the extent set forth above, and Executive also agrees not to institute, or have instituted, a lawsuit against the Parties based on any such waived rights or claims.

Separation and Release Agreement

(b)    Nothing in Section 5(a) of this Agreement, however, will be construed to prohibit Executive from filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or comparable state or local agency. Notwithstanding the foregoing, except as provided in Section 12 hereof, Executive waives Executive’s right to recover monetary or other damages as a result of any charge or lawsuit filed by Executive or by anyone else on Executive’s behalf, including a class or collective action, whether or not Executive is named in such proceeding. Further, nothing in this Agreement is intended to waive Executive’s entitlement to: (1) the payments and benefits set forth under this Agreement; (2) vested or accrued benefits under the CB Benefit Plans, as applicable; (3) COBRA health care coverage pursuant to applicable law; and (4) indemnification and directors’ and officers’ insurance coverage applicable to the fullest extent permitted under applicable law and as provided pursuant to the Bank’s or the Company’s directors’ and officers’ liability insurance policy. Finally, this Agreement does not waive claims that Executive could make, if available, for unemployment or workers’ compensation.
(c)    Executive affirms that the only monetary consideration payable to Executive for Executive signing this Agreement is that set forth in Section 3 of this Agreement, that, except as specifically set forth in this Agreement, no other promise or agreement of any kind has been made to or with Executive by any person or entity to cause Executive to execute this Agreement, and that Executive fully understands the meaning and intent of this Agreement, including but not limited to, its final and binding effect.
(d)    Executive acknowledges that Executive has carefully read and reviewed this Agreement and has been advised to seek the advice of an attorney, or other counsel of Executive’s choosing, and Executive has had an opportunity to consult with and receive counsel from an attorney or other counsel concerning the terms of this Agreement.
(e)    Executive understands and agrees with the terms and contents of this Agreement and voluntarily has signed Executive’s name to the same as a free act and deed. Executive agrees that this Agreement shall be binding upon Executive and Executive’s agents, attorneys, personal representatives, heirs, and assigns. Executive acknowledges that with regard only to Executive’s release of any claims pursuant to the Age Discrimination In Employment Act, Executive has been given a period of at least 21 calendar days from date of receipt of this Agreement within which to consider and sign this Agreement. To the extent Executive has executed this Agreement less than 21 calendar days after its delivery to Executive, Executive hereby acknowledges that Executive’s decision to execute this Agreement before the expiration of such 21 calendar day period was entirely voluntary.
6.    Mutual Non-Disparagement. Executive will not disparage or make derogatory or untruthful comments about CB or CB’s present and former officers, directors, employees, agents, or attorneys, or their business practices. In return, CB agrees that it will direct its officers and directors not to disparage Executive in any manner that is harmful to Executive, Executive’s business reputation or personal reputation. The provisions of this Section 6 do not apply to any truthful statement required to be made by Executive or CB (including its directors and executive officers) in any legal proceeding or governmental or regulatory investigation or inquiry.
7.    Arbitration of all Disputes. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted within 50

Separation and Release Agreement

miles of the Bank’s corporate headquarters, in accordance with the Commercial Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The above notwithstanding, any party may seek injunctive relief in a court of competent jurisdiction in the Commonwealth of Pennsylvania to restrain any breach or threatened breach of any provision of this Agreement, without prejudice to any other rights or remedies that may otherwise be available.
8.    Breach Damages. If a party to this Agreement establishes a breach of any provision of this Agreement, it shall be entitled to recover appropriate damages from the breaching party(ies), as well as all reasonable attorney’s fees and costs incurred in a successful proceeding to enforce this Agreement.
9.    Time To Rescind Release of Age Discrimination Claims. Executive acknowledges that with regard only to Executive’s release of any claims pursuant to the Age Discrimination Act, he is hereby given seven (7) calendar days from the date he signs this Agreement (the “Revocation Period”) to change his mind and revoke his release of any claims pursuant to the Age Discrimination in Employment Act. If Executive does not revoke the Release and Waiver Provision with regard to any claims pursuant to the Age Discrimination In Employment Act within the Revocation Period, the Release and Waiver Provision shall become final and binding on the day following the cessation of the Revocation Period. Any notice to revoke the Release and Waiver Provision will be deemed properly given or made if personally delivered or, if mailed, when mailed by registered or certified mail, postage prepaid to the President and Chief Executive Officer of the Bank at his principal business office pursuant to Section 10 of this Agreement. To the extent Executive elects to revoke the Release and Waiver Provision, the remaining provisions of this Agreement shall remain in full force and effect, provided, however, that neither the Separation Pay nor the COBRA Payments shall be payable to Executive.
10.    Notice. Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, at the address listed below or at other address as specified to the other party:
If to Executive: Most recent address on file at CB.
If to the Company or the Bank:
CB Financial Services, Inc. or Community Bank, as applicable
2111 N. Franklin Street
Washington, Pennsylvania 15301
    Attention: President and Chief Executive Officer

11.    General Provisions.
(a)    Non-Assignability. This Agreement may not be assigned by Executive.
(b)    Binding on Successors. This Agreement shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, including any successor to the Company and/or the Bank in the event of a change in control.

Separation and Release Agreement

(c)    Final Agreement. This Agreement and any other benefit plan or agreement referenced in this Agreement represent the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto.
(d)    Governing Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflicts of law.
(e)    Counterparts. This Agreement may be executed in one or more counterparts, each of which counterpart, when so executed and delivered, will be deemed an original and all of which counterparts, taken together, will constitute but one and the same agreement. The execution and delivery of this Agreement by email delivery of a “,pdf” format file or by electronic signature shall have the same force and effect as an originally signed instrument delivered in person.
(f)    Severability. If any provision of this Agreement is determined to be void or unenforceable, then the remaining provisions of this Agreement will remain in full force and effect.
(g)    Tax Withholding. The Company or the Bank shall withhold from the amounts payable under this Agreement such federal, state and/or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
12.    Protected Rights. Notwithstanding anything in this Agreement to the contrary, Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) about a possible securities law violation without the approval of CB. Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding, without notice to CB, that may be conducted by any Government Agency, including providing documents or other information relating to a possible securities law violation. This Agreement does not limit the Executive’s right to receive any resulting monetary award for information provided to any Government Agency.
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Separation and Release Agreement

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date set forth above and Executive hereby declares that the terms of this Agreement have been completely read, are fully understood, and are voluntarily accepted after complete consideration of all facts and legal claims.
PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF CERTAIN KNOWN AND UNKNOWN CLAIMS.
CB HEREBY ADVISES EXECUTIVE TO CONSULT WITH AN ATTORNEY OR OTHER COUNSEL OF EXECUTIVE’S CHOOSING BEFORE EXECUTING THIS AGREEMENT.
CB FINANCIAL SERVICES, INC.

By: /s/ John H. Montgomery
Name: John H. Montgomery
Title: President and Chief Executive Officer

COMMUNITY BANK

By: /s/ John H. Montgomery
Name: John H. Montgomery
Title: President and Chief Executive Officer

EXECUTIVE

By: /s/ Jamie L. Prah
Name: Jamie L. Prah

EXHIBIT A
To
Separation and Release Agreement with Jamie L. Prah
Vested and Exercisable Stock Options Following the Resignation Date – 5,380 (exercisable in accordance with the terms of the CB Financial Services, Inc. 2015 Equity Incentive Plan and CB Financial Services, Inc. 2024 Equity Incentive Plan, as applicable).
Shares of Restricted Stock and/or Restricted Stock Units that will be forfeited as of the Resignation Date – 9,880.